Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
ExamWorks Group, Inc:

We consent to the incorporation by reference in the registration statement (No. 333-170487) on Form S-8 of ExamWorks Group, Inc. of our report dated March 11, 2011, relating to the consolidated balance sheets of ExamWorks Group, Inc. and subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010 and related financial statement schedule and our report dated October 12, 2010, relating to the statements of operations and cash flows from January 1, 2008 to July 13, 2008 of CFO Medical Services, P.A. (Predecessor Company) which reports appear in the December 31, 2010 annual report on Form 10-K of ExamWorks Group, Inc.

/s/ KPMG LLP
Atlanta, Georgia
March 11, 2011